MID CONTINENT BANCSHARES, INC.

                                                                    EXHIBIT 11

              Statement Regarding Computation of Earnings Per Share
             Three Months and Year Ended September 30, 1995 and 1996


                                                     Three months Ended              Year Ended
                                                       September 30,               September 30,
                                                --------------------------------------------------------
                                                    1995          1996           1995          1996
                                                ---------------------------- ---------------------------
Primary Earnings per share

Common shares outstanding,
  beginning of period                               2,248,250     1,937,803      2,248,250    2,045,235
Net effect of dilutive stock options                   52,110           768         21,389        5,942
Allocated (unallocated) ESOP shares                  (120,700)        1,700       (125,788)       6,975
Amortized (unamortized) MSBP shares                   (57,995)        1,871        (29,909)       7,524
Treasury share purchases                              (80,000)       (6,848)       (26,274)    (102,827)
                                                    ---------     ---------      ---------    ---------
Weighted average common and common
  equivalent shares outstanding                     2,041,665     1,935,294      2,087,668    1,962,849

Net earnings                                       $      826    $      460     $    4,106   $    3,126

Per share amount                                   $     0.40    $     0.24     $     1.97   $     1.59

Fully Diluted Earnings per share

Common shares outstanding,
  beginning of period                               2,248,250     1,938,696      2,248,250    2,053,855
Net effect of dilutive stock options                   60,730         2,766         26,499         (478)
Allocated (unallocated) ESOP shares                  (120,700)        1,700       (125,788)       6,975
Amortized (unamortized) MSBP shares                   (57,995)        1,871        (29,909)       7,524
Treasury share purchases                              (80,000)       (6,848)       (26,274)    (102,827)
                                                    ---------     ---------      ---------    ---------
Weighted average common and common
  equivalent shares outstanding                     2,050,285     1,938,185      2,092,778    1,965,049

Net earnings                                       $      826    $      460     $    4,106   $    3,126

Per share amount                                   $     0.40    $     0.24     $     1.96   $     1.59




Primary earnings per share have been computed on the treasury stock method using the average market price for the common stock equivalents (options). Fully diluted earnings per share have been computed on the treasury stock method using the closing market price for the common stock equivalents (options).

The Company accounts for the 136,000 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 and the 74,833 shares acquired for the Management Stock Bonus Plan (MSBP) in a manner similar to the ESOP shares; shares controlled by the ESOP and MSBP are not considered in the weighted average shares outstanding until the shares are committed for allocation.